Exhibit 99.1

Contact:
Investors	News Media
Maggie Morris	John Stevens
(617) 369 8577	(617) 867 1451
maggiemorris@digitasinc.com	jstevens@digitasinc.com

DIGITAS REPORTS SECOND QUARTER RESULTS

•    Fee revenue grows by 15% from Q2 2005

•    Reduces fee revenue and earnings outlook for second half of 2006

Boston, July 18, 2006—Digitas Inc. (Nasdaq: DTAS) today reported results for the second quarter of 2006, in line with management’s previously announced expectations.

Second Quarter Results of Operations

Digitas reported fee revenue for the second quarter of 2006 of $100.5 million, compared with $87.6 million for the second quarter of 2005. Total revenue, including reimbursable pass-through expenses, was $190.9 million for the second quarter of 2006, compared to $134.3 million for the second quarter of 2005. The company reported net income of $13.5 million, or $0.14 per diluted share, for the second quarter of 2006, as compared to net income of $11.9 million, or $0.12 per diluted share, in the prior-year period. Adjusted cash earnings1 were $17.0 million, or $0.17 per share, for the second quarter of 2006, as compared to adjusted cash earnings of $13.3 million, or $0.14 per share, for the second quarter of 2005. The company’s cash balance, including short-term investments, at June 30, 2006, was $185.4 million, as compared to $217.3 million at December 31, 2005. The company also repurchased 957,830 shares of its common stock at an average price of $12.71 per share in the second quarter of 2006.

David W. Kenny, Chairman and Chief Executive Officer, Digitas Inc., said, “Exiting our second quarter, I remain confident about our prospects. While I am disappointed in our reduced near-term outlook, due to a handful of specific client challenges, our largest and longest-standing client relationships remain strong. In addition, we have a more diverse set of clients with the potential to grow over the long-term. We are committed to executing our growth strategy of building deep client relationships that fully use the capabilities of direct and digital marketing engines.”

Six Months Results of Operations

Digitas reported fee revenue for the six months ended June 30, 2006 of $197.7 million, compared with $167.8 million for the same period of 2005. Total revenue, including reimbursable pass-through expenses, was $366.2 million for the six months ended June 30, 2006 compared to $272.1 million for the same period of 2005. The company reported net income of $28.0 million, or $0.29 per diluted share, for the six months ended June 30, 2006, as compared to net income of $22.2 million, or $0.23 per diluted share, in the prior-year period. Adjusted cash earnings1 were $33.8 million, or $0.34 per share, for the six months ended June 30, 2006, as compared to adjusted cash earnings of $24.5 million, or $0.25 per share, for the same period of 2005.

Guidance

Digitas said it anticipates fee revenue of $93 million-$97 million for the third quarter of 2006. The company also said it expects to achieve earnings per share calculated in accordance with generally accepted accounting principles of $0.07-$0.10 in the third quarter of 2006. In addition, Digitas expects adjusted cash earnings2 of $0.10-$0.13 per share for the third quarter of 2006.

For the full year 2006, the company anticipates fee revenue of $380 million-$395 million, earnings per share calculated in accordance with generally accepted accounting principles of $0.41-$0.49, and adjusted cash earnings2 per share of $0.54-$0.62.

Brian K. Roberts, Chief Financial Officer, Digitas Inc., said, “We believe the fundamentals of our business remain strong. We continue to grow and diversify the client base in a profitable manner and expect to continue to do so over the short and long term.”

Digitas will discuss its second quarter performance on a conference call this afternoon at 4:30 p.m. (Eastern). The call-in number is (888) 689-4452 (U.S. and Canada) or (706) 679-5891 (international). A live webcast of the conference call will also be available on the investor relations page of the company’s Web site, at http://investor.digitas.com. The financial and statistical information presented during the conference call is available for review at http://investor.digitas.com under the FAQ section. Replays by telephone will be available for seven days following the call. To access the replay by telephone, please call (800) 642-1687 (U.S. and Canada) or (706) 645-9291 and request conference ID 2714190. Replays of the call will be available by webcast for an extended period of time at the company’s Web site, at http://investor.digitas.com.

About Digitas Inc.

The agencies of Digitas Inc. (Nasdaq: DTAS) help blue-chip global brands develop, engage and profit from their customers through digital, direct and indirect relationships. Driving accountable and measurable relationship engines, the agencies are known for combining art (creativity and customer insight) with science (analytics, measurement and strategy) across digital and direct media. Founded in 1980, Digitas Inc. is headquartered in Boston. The Digitas agency has locations in Boston, Chicago, Detroit and New York. The Medical Broadcasting Company is located in Philadelphia. The Modem Media agency has locations in Atlanta, London, Norwalk, and San Francisco.

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[1]	The company’s adjusted cash earnings calculation excludes from its GAAP earnings amortization of intangible assets, stock-based compensation, restructuring expenses (income), and cumulative effects of accounting changes if any, and employs the company’s actual tax provision. The company believes its adjusted cash earnings calculations are meaningful and helpful to investors as they exclude any noncash charges which the company believes are not necessarily indicative of the performance of the company’s underlying business. Management believes the presentation of earnings excluding these charges provides useful information to investors as measures of operating performance basic to the company’s ongoing operations and comparable from period to period. Management uses adjusted cash earnings to evaluate its ongoing operations and for internal planning and forecasting purposes. The following table reconciles adjusted cash earnings to GAAP earnings:

	3 Months Ended		6 Months Ended
(in thousands, except per share data)	6/30/06	6/30/05	6/30/06	6/30/05
GAAP earnings(loss)	$13,502	$11,886	$28,039	$22,243
Amortization of intangible assets	1,111	700	2,061	1,400
Stock-based compensation	2,374	725	4,179	808
Net restructuring expenses (income)	—	—	10	—
Cumulative Effect of Accounting Change	—	—	(470)	—

Total of adjustments	$3,485	$1,425	$5,780	$2,208

Adjusted cash earnings	$16,987	$13,311	$33,819	$24,451
Weighted average shares outstanding used in adjusted cash earnings per share calculation	98,466	97,801	98,404	97,465
Adjusted cash earnings per share	$0.17	$0.14	$0.34	$0.25

[2]	The company’s projected adjusted cash earnings per share are calculated and presented for the same reasons as described in the preceding note. The following table reconciles projected adjusted cash earnings per share to projected GAAP earnings per share.

	3 Months Ended 9/30/06		12 Months Ended 12/31/06
	Low End	High End	Low End	High End
GAAP earnings	$0.07	$0.10	$0.41	$0.49
Amortization of intangible assets	0.01	0.01	0.04	0.04
Stock-based compensation	0.02	0.02	0.09	0.09

Total of adjustments	$0.03	$0.03	$0.13	$0.13

Adjusted cash earnings	$0.10	$0.13	$0.54	$0.62

Statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements under the caption “Guidance” regarding management’s expectations with respect to future revenues, earnings per share and adjusted cash earnings per share, statements by the company’s Chief Executive Officer and Chief Financial Officer and statements regarding the company’s future business prospects, profitability, diversity of clients and growth rates. These and all other forward-looking statements in this press release are subject to known and unknown risks and uncertainties that may cause actual results to differ materially from those projected or implied in such forward-looking statements. Such factors include, without limitation, overall economic and business conditions, the demand for the company’s services (including the willingness and ability of the company’s clients to maintain or expand their spending), competitive factors in the company’s markets, the company’s ability to meet client expectations for our services, and the company’s ability to effectively manage its growth and client relationships, including the company’s ability to expand its client roster and reduce revenue concentration among its two largest client accounts, and the company’s ability to forecast future results of operations, among other factors. A further list and description of some of the risks and uncertainties potentially impacting the company’s business and future performance can be found in the company’s filings with the Securities Exchange Commission. Guidance offered by Digitas senior management today represents a point-in-time estimate made early in the third quarter and is based upon numerous assumptions that while believed to be reasonable may not prove to be accurate. The company expressly disclaims any current intention or obligation to update this forecast or any other forward-looking statement contained in this press release.

DIGITAS INC.

STATEMENT OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenue:
Fee revenue	$100,539	$87,566	$197,705	$167,845
Pass-through revenue	90,333	46,772	168,532	104,273

Total revenue	190,872	134,338	366,237	272,118

Operating expenses:
Professional services costs	56,801	49,439	112,434	95,705
Pass-through expenses	90,333	46,772	168,532	104,273
Selling, general and administrative expenses	28,549	25,487	54,914	49,075
Restructuring expenses (income)	—	—	10	—
Stock-based compensation	2,374	725	4,179	808
Amortization of intangible assets	1,111	700	2,061	1,400

Total operating expenses	179,168	123,123	342,130	251,261

Income from operations	11,704	11,215	24,107	20,857

Other income (expense)	2,016	915	4,194	1,961

Income before provision for income taxes	13,720	12,130	28,301	22,818
Provision for income taxes	218	244	732	575

Net income before cumulative effect of accounting change	13,502	11,886	27,569	22,243

Cumulative effect of accounting change	—	—	470	—

Net income	$13,502	$11,886	$28,039	$22,243

Net income per share before cumulative effect of accounting change:
Basic	$0.15	$0.13	$0.31	$0.25
Diluted	$0.14	$0.12	$0.28	$0.23

Net income per share:
Basic	$0.15	$0.13	$0.31	$0.25
Diluted	$0.14	$0.12	$0.29	$0.23

Weighted-average common shares outstanding:
Basic	90,659	89,433	90,022	88,870
Diluted	98,466	97,801	98,404	97,465

DIGITAS INC.

CONDENSED BALANCE SHEET

(dollars in thousands)

	June 30, 2006	December 31, 2005
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$136,629	$180,297
Short-term investments	48,765	37,023
Accounts receivable, net	60,517	54,195
Accounts receivable, unbilled	61,555	26,971
Prepaid expenses and other current assets	4,871	9,343

Total current assets	312,337	307,829
Fixed assets, net	43,051	43,816
Goodwill, net	227,797	211,877
Other intangible assets, net	44,256	31,317
Other assets	6,351	5,795

Total assets	$633,792	$600,634

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$61,988	$45,761
Current portion of long-term debt	69	87
Billings in excess of cost and estimated earnings on uncompleted contracts	61,854	64,506
Accrued expenses	10,185	9,408
Accrued compensation	23,084	28,725
Accrued restructuring	4,477	5,134

Total current liabilities	161,657	153,621
Long-term debt, less current portion	109	139
Accrued restructuring, long-term	10,533	12,797
Deferred Rent	22,576	21,544
Other long-term liabilities	5,131	5,545

Total liabilities	200,006	193,646

Total shareholders’ equity	433,786	406,988

Total liabilities and shareholders’ equity	$633,792	$600,634